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                                Exhibit No. 23(a)

                         Consent of Arthur Andersen LLP



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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


     As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of (i) our report dated April 12, 1996 included in 4Health, Inc.'s (formerly known as Surgical Technologies, Inc.) Annual Report on Form 10-K for the year ended March 31, 1996, and (ii) our reports dated April 12, 1996 and March 8, 1996 (except with respect to the Merger Agreement (Note 10) as to which the date is April 10,
1996), included in 4Health, Inc.'s Joint Proxy Statement/Prospectus dated June 27, 1996 which forms a part of Registration Statement No. 333-3243 on Form S-4 filed May 7, 1996, as amended by Amendment No. 1 filed June 18, 1996, and to all references to our firm included in this Registration Statement.


Arthur Andersen LLP

Salt Lake City, Utah
      and
Denver, Colorado

July 19, 1996